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Exhibit 10.1

EMPLOYMENT AGREEMENT

        AGREEMENT, made and entered into as of the 19th day of March, 2004, by and between ImClone Systems Incorporated, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Daniel S. Lynch (the "Executive").

W I T N E S S E T H

        WHEREAS, the Executive is currently serving as the Chief Executive Officer of the Company;

        WHEREAS, the Company desires to continue the employment of the Executive as its Chief Executive Officer and to enter into an employment agreement embodying the terms of such employment (this "Agreement"); and

        WHEREAS, Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; and

        WHEREAS, the Company and the Executive have entered into an employment agreement dated September 19, 2001 (the "Existing Employment Agreement") and desire to have this Agreement replace the Existing Employment Agreement in its entirety;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

        1.    Definitions.

  (a)
  "Base Salary" shall mean the Executive's base salary as determined in accordance with Section 4 below.

  (b)
  "Board" shall mean the board of directors of the Company.

  (c)
  "Bonus Opportunity" shall mean Executive's annual target bonus and annual maximum bonus award levels as described in Section 5 below.

  (d)
  "Cause" shall mean:

  (1)
  a conviction of the Executive, or a plea of nolo contendere, to a felony or a misdemeanor involving moral turpitude; or

  (2)
  an indictment of the Executive under federal securities laws; or

  (3)
  willful misconduct or gross negligence by the Executive resulting, in either case, in material harm to the Company or any Subsidiary; or

  (4)
  a willful failure by the Executive to carry out the reasonable and lawful directions of the Board; or

  (5)
  fraud, embezzlement, theft or dishonesty by the Executive against the Company or any Subsidiary or a willful material violation by the Executive of a policy or procedure of the Company, resulting, in any case, in material harm to the Company or any Subsidiary; or

  (6)
  a willful material breach by the Executive of Section 3, 11, 12, 13 or 16 below.

  (e)
  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (f)    "Competitive Activity" shall mean the Executive's engaging in an activity—whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company)—that is competitive with any business of the Company or any Subsidiary conducted by the Company or such Subsidiary at any time during the Noncompetition/Nonsolicitation Period; provided, however, that the Executive may be employed by or otherwise associated with (i) a business of which a subsidiary, division, segment, unit, etc. is in competition with the Company or any Subsidiary but as to which such subsidiary, division, segment, unit, etc. the Executive has absolutely no direct or indirect responsibilities or involvement or (ii) a company where the Competitive Activity is (A) from the perspective of such company, de minimis with respect to the business of such company and its affiliates and (B) from the perspective of the Company or any Subsidiary, not in material competition with the Company or any Subsidiary.

        (g)   "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement for a period of (i) 6 consecutive months or (ii)180 days in any 12-month period, as determined by a licensed physician reasonably selected by the Executive in the case of a termination by the Executive or, in the case of a termination by the Company, by a licensed physician mutually selected by the Company and the Executive. If the Parties cannot so agree on a licensed physician, each Party shall select a licensed physician and the two licensed physicians shall select a third licensed physician who shall make such determination for this purpose.

        (h)   "Effective Date" shall mean February 12, 2004.

        (i)    "Existing Employment Agreement" shall mean the employment agreement by and between the Company and the Executive dated September 19, 2001, as amended by a letter from the Company to the Executive dated December 4, 2003.

        (j)    "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions within the 60-day period preceding a termination of employment by the Executive:

    (1)
    a reduction of the Executive's Base Salary or Bonus Opportunity (i.e.—not a reduction of any actual bonus amount (if any) paid from year to year); or

    (2)
    an actual relocation of the Executive's principal office that is more than 75 miles from Manhattan; or

    (3)
    a material diminution of the Executive's title, authority, duties or responsibilities, or the assignment to the Executive of titles, authority, duties or responsibilities that are materially inconsistent with his titles, authority, duties and/or responsibilities under Section 3 below in a manner adverse to the Executive; or

    (4)
    a failure of the Company to obtain the assumption in writing of its obligation under this Agreement by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction; or

    (5)
    a material breach by the Company of any provision of this Agreement.

        (k)   "Noncompetition/Nonsolicitation Period" shall mean the period commencing on the Effective Date and ending on (i) the third anniversary of the date of the termination of the Executive's employment if his employment is terminated in accordance with Section 11(d) or 11(e) below or (ii) the first anniversary of the termination of the Executive's employment if his employment is terminated in accordance with Section 11(b), 11(c), 11(f), 11(g), 11(h) or 11(i) below.

        (l)    "Subsidiary" shall mean a corporation of which the Company owns more than 50% of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50%.

        (m)  "Term of Employment" shall mean the period specified in Section 2 below.

        (n)   "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

        2.    Term of Employment.

        The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. The Term of Employment shall be automatically renewed for a one-year period on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless (i) the Company has notified the Executive in writing in accordance with Section 26 below at least 90 days prior to the expiration of the then Term of Employment that it does not want the Term of Employment to so renew, or (ii) the Executive has notified the Company in writing in accordance with Section 26 below at least 90 days prior to the expiration of the then Term of Employment that he does not want the Term of Employment to so renew.

        3.    Position, Duties and Responsibilities; Reporting.

        (a)   As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company and shall be responsible for the general management of the affairs of the Company. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability, the Executive shall devote substantially all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment. The Executive, in carrying out his duties under this Agreement, shall report solely to the Board. Provided that the following activities do not materially interfere with the Executive's duties and responsibilities as the Chief Executive Officer of the Company, the Executive may (i) engage in charitable and community affairs, so long as such activities are consistent with his duties and responsibilities under this Agreement, (ii) manage his personal investments, and (iii) serve on the boards of directors of other companies with the prior written consent of the Board.

        (b)   It is the intention of the Parties that the Executive shall serve as a member of the Board at all times during the Term of Employment.

        4.    Base Salary.

        The Executive shall be paid an annualized Base Salary of $500,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually for purposes of increase in the discretion of the Board; provided, however, that the Base Salary, if increased, shall never be decreased from such increased amount unless the executive provides his prior written consent to such decrease.

        5.    Annual Incentive Compensation Programs.

        During the Term of Employment, the Executive shall participate in the Company's annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board in its sole discretion; provided, however, that if the existing annual incentive compensation plan as of the effective date is substantially modified by the Board after the Effective Date, such modifications shall be discussed with the Executive before such modifications become effective. The Executive shall have an annual Bonus Opportunity under such plan or program with an annual target award level equal to 100% of the Base Salary and with a maximum award level equal to 200% of the Base Salary. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards.

        6.    Long-Term Incentive Compensation Programs.

        (a)   During the Term of Employment, the Executive shall be eligible to participate in the Company's applicable long-term incentive compensation plan as may be established and modified from time to time by the Board in its sole discretion.

        (b)   Notwithstanding anything contained in this Agreement to the contrary, the Executive shall receive as soon as practicable an option to purchase 250,000 shares of the Company's common stock (the "Option"). The exercise price of the Option will be the closing price of the Company's stock on the date of grant. The Option will vest 33 1/3% on each of the first three anniversaries of the date of grant. The Option shall expire on the 10th anniversary of the date of grant, or sooner if there is a termination of the Executive's employment. Other standard or customary terms and conditions relating to the Option shall be contained in the agreement between the Company and the Executive granting the Option to the Executive.

        7.    Employee Benefit Programs.

        During the Term of Employment, the Executive shall be entitled to participate in various employee welfare and pension benefit plans, programs and/or arrangements applicable to the senior-level executives.

        8.    Reimbursement of Business Expenses.

        During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Company shall pay directly or reimburse the Executive for all reasonable attorney's fees, disbursements and costs incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement, subject to proper documentation.

        9.    Perquisites.

        During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefits applicable to the Company's senior-level executives (if any) in accordance with the terms and conditions of such arrangements as are in effect from time to time. The Executive shall be entitled to commercial first-class or business-class air travel as reasonable and appropriate under the circumstances.

        10.    Vacation.

        The Executive shall be entitled to at least 20 paid vacation days per calendar year in accordance with the Company's vacation policy.

        11.    Termination of Employment.

        (a)    Termination of Employment Due to Death.    In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

    (1)
    Base Salary earned but not paid prior to the date of the Executive's death, payable within 15 days of the date of his death;

    (2)
    all annual incentive compensation awards with respect to any year prior to the year of his death which have been earned but not paid, payable when such awards are paid to other senior executives;

    (3)
    a pro rata annual incentive award with respect to the year of the Executive's death, but only if such award would otherwise have been paid if the Executive had not died, payable when such awards are paid to other senior executives (and taking into account the bases used to determine the actual awards paid to other senior executives for such year);

    (4)
    all stock options held by the Executive as of the date of his death shall immediately become exercisable as of the date of his death and each such stock option shall remain exercisable until the earlier of:

    (A)
    the stock option's originally scheduled expiration date or

    (B)
    the end of the one-year period immediately following the date of the Executive's death;

    (5)
    any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

    (6)
    such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

        (b)    Termination of Employment Due to Disability.    If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the following:

    (1)
    Base Salary earned but not paid prior to the date of the termination of the Executive's employment, payable within 15 days of the date of the termination of the Executive's employment;

    (2)
    all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid, payable when such awards are paid to other senior executives;

    (3)
    a pro rata annual incentive award with respect to the year of the termination of the Executive's employment, but only if such award would otherwise have been paid had the Executive's employment not been terminated, payable when such awards are paid to other senior executives (and taking into account the bases used to determine the actual awards paid to other senior executives for such year);

    (4)
    all stock options held by the Executive as of the date of the termination of his employment shall immediately become exercisable as of the date of the termination of the Executive's employment and each such stock option shall remain exercisable until the earlier of:

    (A)
    the stock option's originally scheduled expiration date or

    (B)
    the end of the one-year period immediately following the date of the termination of the Executive's employment;

    (5)
    any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

    (6)
    such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating the Executive's employment gives written notice to the other Party in accordance with Section 26 below.

        (c)    Termination of Employment by the Company for Cause.    If the Company terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive's employment for Cause and the Executive shall be entitled to the following:

    (1)
    Base Salary earned but not paid prior to the date of the termination of the Executive's employment;

    (2)
    any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

    (3)
    such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment for Cause occur unless the Company gives written notice to the Executive in accordance with Section 26 below stating with specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Executive's employment for Cause shall be permitted unless the actual date of termination occurs during the 60-day period immediately following the date that the events or actions constituting Cause first become known to the Board. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution of the Board, whose finding shall not be binding upon or entitled to any deference by any decision-maker ruling on this Agreement, at a meeting to which the Executive (and the Executive's counsel) shall be invited upon proper notice. If the Executive's employment is terminated in accordance with Section 1(d)(2) above and the Executive is not convicted (including, for these purposes, not pleading nolo contendere), then the Executive's employment shall be deemed to have been terminated by the Company without Cause in accordance with Section 11(d) below.

        (d)    Termination of Employment by the Company Without Cause.    If the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Executive shall be entitled to the following:

    (1)
    Base Salary earned but not paid prior to the date of the termination of the Executive's employment, payable within 15 days of the date of the termination of the Executive's employment;

    (2)
    all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid, payable when such awards are paid to other senior executives;

    (3)
    a pro rata annual incentive award with respect to the year of the termination of the Executive's employment, but only if such award would otherwise have been paid had the Executive's employment not been terminated, payable when such awards are paid to other senior executives (and taking into account the bases used to determine the actual awards paid to other senior executives for such year);

    (4)
    an amount equal to 300% of the sum of (i) the greater of (x) the Base Salary in effect on the date of the termination of the Executive's employment or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (ii) the three-year average of the actual bonuses paid with respect to the three years immediately preceding the year of termination of the Executive's employment; payable as follows: (A) 33 1/3% payable in equal installments over the 1-year period immediately following the date of the termination of the Executive's employment in accordance with the Company's regular payroll practice and (B) 66 2/3% payable in a lump sum on the first anniversary of the date of the termination of the Executive's employment;

    (5)
    all stock options held by the Executive as of the date of the termination of his employment shall immediately become exercisable as of the date of the termination of the Executive's employment and each such stock option shall remain exercisable until the earlier of:

      (A)
      the stock option's originally scheduled expiration date or

      (B)
      if the stock option was granted (x) prior to the Effective Date, then at the end of the one-year period immediately following the date of the termination of the Executive's employment, or (y) on or after the Effective Date, then at the end of the 90-day period immediately following the date of the termination of the Executive's employment;

    (6)
    continued heath benefit coverage during the 18-month period immediately following the date of the termination of the Executive's employment;

    (7)
    any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

    (8)
    such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 26 below.

        (e)    Termination of Employment by the Executive for Good Reason.    The Executive may terminate his employment for Good Reason, provided that the actual date of the termination of the Executive's employment occurs during the 60-day period immediately following the date that the events or actions constituting Good Reason first become known to the Executive. Upon a termination by the Executive of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above. In no event shall a termination of the Executive's employment for Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 26 below stating with specificity the events or actions that constitute Good Reason and providing the Company with an opportunity to cure (if curable) within a reasonable period of time.

        (f)    Voluntary Termination of Employment by the Executive Without Good Reason, Etc.    If the Executive voluntarily terminates his employment without Good Reason, other than a termination of employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in Section 11(c) above, provided that the Executive shall be entitled to all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid, payable when such awards are paid to other senior executives. In no event shall a voluntary termination of the Executive's employment without Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 26 below at least 90 days prior to the date of the actual date of the termination of the Executive's employment. A termination of the Executive's employment under this Section 11(f) shall not be a breach of this Agreement.

        (g)    Termination of Employment Due to a Change in Control; Etc.    If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with a change in control of the Company, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above, except that the amount payable under Section 11(d)(4) shall be paid in a lump sum within the 30-day period immediately following the date of the termination of the Executive's employment. In addition, if during or after the Term of Employment, the Executive becomes subject to the excise tax imposed by Code Section 4999 (the "Parachute Excise Tax"), the Company and the Executive agree that:

    (1)
    if the "excess parachute payment" (as such term is used under Code Section 280G) exceeds 300% of the "base amount" (as such term is used under Code Section 280G) by less than 10% of the "parachute payment" (as such term is used under Code Section 280G), then the parachute payment shall be reduced to 299.99% of the base amount, or

    (2)
    if the excess parachute payment exceeds 300% of the base amount by 10% or more of the parachute payment, then the Company shall pay to the Executive a tax gross-up payment so that after payment by the Executive of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if he had not been subject to the Parachute Excise Tax.

        (h)    Nonrenewal of Agreement by the Company.    If (i) the Company does not renew the Term of Employment in accordance with Section 2 above and (ii) the Executive remains employed by the Company on a continuous basis until the end of the Term of Employment, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above as if the Company had terminated the Executive's employment without Cause as of the last day of the Term of Employment; provided however, that "100%" shall be substituted for "300%" in Section 11(d)(4) above and 100% of such amount payable under Section 11(d)(4) above shall be paid in equal installments over the 1-year period immediately following the date of the termination of the Executive's employment in accordance with the Company's regular payroll practice.

        (i)    Nonrenewal of Agreement by the Executive.    If the Executive does not renew the Term of Employment in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 11(f) above, as if the Executive had terminated his employment without Good Reason as of the last day of the Term of Employment; provided, however, that the Executive shall be entitled to all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid.

        (j)    No Mitigation; No Offset.    In the event of any termination of the Executive's employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain except as specifically provided in this Section 11. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 11 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of the Company in which the Executive is a participant.

        (k)    Return of Company Property.    Immediately following the date of any termination of the Executive's employment, the Executive or his personal representative shall immediately return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy of his Rolodex).

        (l)    Resignation as an Officer and Director.    On or before the date of any termination of the Executive's employment, the Executive shall submit to the Company in writing his resignation as (i) an officer of the Company and of all Subsidiaries and (ii) a member of the Board and of the board of directors of all Subsidiaries.

        (m)    Nature of Payments.    Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

        (n)    Waiver and Release.    As a condition precedent to receiving the compensation and benefits provided under Sections 11(d), 11(e), 11(g) and 11(h), the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Schedule A.

        (o)    Cooperation.    Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. The Company agrees that (i) it will promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 11(o), upon his presentation of documentation for such expenses and (ii) the Executive will be reasonably compensated for any continued material services as required under this Section 11(o).

        12.    Confidentiality: Assignment of Rights.

        (a)   During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 12(a), or (iv) to the Executive's spouse and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 12(a) by the Executive.

        (b)   The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the Term of Employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

        13.    Noncompetition; Nonsolicitation.

        (a)   The Executive covenants and agrees that during the Noncompetition/ Nonsolicitation Period he shall not at any time, without the prior written consent of the Company, directly or indirectly, engage in a Competitive Activity.

        (b)   The Executive covenants and agrees that during the Noncompetition/ Nonsolicitation Period he shall not at any time, directly or indirectly, solicit (x) any customer or client of the Company or any Subsidiary with respect to a Competitive Activity or (y) any employee of the Company or any Subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such Subsidiary.

        (c)   The Parties acknowledge that in the event of a breach or threatened breach of Section 13(a) and/or Section 13(b) above, the Company shall not have an adequate remedy at law. Accordingly, and notwithstanding anything contained in this Agreement to the contrary, in the event of any breach or threatened breach of Section 13(a) and/or Section 13(b) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 13(a) and/or Section 13(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 13(a) and/or Section 13(b) above, including the recovery of damages.

        14.    Indemnification.    The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any Subsidiary or affiliate of the Company.

        15.    Assignability; Binding Nature.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the company, as contained in this Agreement, either contractually or as a matter of law.

        16.    Representation.    The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

        17.    Entire Agreement.    This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. The Parties agree that as of the Effective Date, the Existing Employment Agreement is null and void and shall have no further force nor effect.

        18.    Amendment or Waiver.    No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

        19.    Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        20.    Severability.    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        21.    Survivorship.    The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

        22.    Controlling Document.    If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

        23.    Beneficiaries/References.    The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        24.    Governing Law/Jurisdiction.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws unless superseded by federal law.

        25.    Resolution of Disputes.    Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. The Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs and all other costs, including but not limited to reasonable attorneys' fees incurred by each Party, shall be borne by the Company; provided, however, that if the arbitrator finds that the Executive's claims are frivolous or without merit, then the arbitration costs shall be shared equally by both parties and all other costs shall be borne by the Party incurring such cost.

        26.    Notices.    All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service, and shall be deemed to be received when sent.

If to the Company:	ImClone Systems Incorporated 180 Varick Street New York, New York 10014 Attention: Chairman of the Board
with a copy to:
Stewart Reifler, Esq. Vedder, Price, Kaufman & Kammholz, P.C. 805 Third Avenue New York, New York 10022
If to the Executive:	The Executive's last known address on file with the Company
with a copy to:
Andrew Oringer, Esq. Clifford Chance US LLP 200 Park Avenue New York, New York 10166

        27.    Headings.    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        28.    Counterparts.    This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

REMAINDER OF PAGE INTENTIONAL LEFT BLANK

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

IMCLONE SYSTEMS INCORPORATED
By:	/s/ DAVID M. KIES
David M. Kies Chairman of the Board of Directors
/s/ DANIEL S. LYNCH
Daniel S. Lynch

SCHEDULE A

RELEASE

        This RELEASE ("Release") dated as of this                        day between ImClone Systems Incorporated, a Delaware corporation (the "Company"), and Daniel S. Lynch (the "Executive").

        WHEREAS, the Company and the Executive previously entered into an employment agreement dated March     , 2004 under which the Executive was employed to serve as the Company's Chief Executive Officer (the "Employment Agreement"); and

        WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective                        ; and

        WHEREAS, pursuant to Section 11 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

        NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

        1.     Subject to Paragraph 3 below, the Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

        2.     Subject to Paragraph 3 below, the Company releases and forever discharges, and by this instrument releases and forever discharges, the Executive from all debts, obligations, promises, covenants, agreements, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands of any kind whatsoever (whether known or unknown), in law or in equity, which it ever had, now has, or which may arise in the future regarding any matter arising on or before the execution of this Release regarding the Executive's employment with or the Executive's leaving the employment of the Company,

        3.     The Company and the Executive acknowledge and agree that the release contained in Paragraphs 1 and 2 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company that are presently in effect including Section 14 of the Employment Agreement, or (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which the Executive and/or such dependents are participants. The Company and the Executive acknowledge and agree that the release contained in Paragraphs 1 and 2 does not apply to any causes of action arising under or in connection with (x) the Executive's misfeasance, malfeasance, nonfeasance, misconduct or any similar action or actions not known by the Company as of the date of this Release nor (y) any post-termination of employment obligations by the Company and the Executive under the Employment Agreement.

        4.     The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                        within the 7-day period. The Executive further acknowledges that he has carefully read this Release, and knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

        IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

IMCLONE SYSTEMS INCORPORATED
By:	Name: Title:

Daniel S. Lynch

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